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                                                                     EXHIBIT 2.1

                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2004 (this "Amendment"), is made and entered into by and among Luxottica Group S.p.A., an Italian corporation ("Parent"), Colorado Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and Cole National Corporation, a Delaware corporation (the "Company"). Capitalized terms used herein but otherwise not defined shall have the meaning given to such terms in the Merger Agreement (as defined below).

         WHEREAS, Parent, Merger Sub and the Company have entered into that certain Agreement and Plan of Merger, dated as of January 23, 2004 (the "Original Merger Agreement") as amended by Amendment No. 1, dated as of June 2, 2004 ("Amendment No. 1" and together with the Original Merger Agreement, the "Merger Agreement"), which contemplates the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth below;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                          AMENDMENT TO MERGER AGREEMENT

                  1.1 Definition of Merger Price. Notwithstanding anything to the contrary in the Merger Agreement, references in the Merger Agreement to "Merger Price" shall mean $26.00 per share in cash; provided however, that if, on or prior to the Outside Date (as defined below), the condition set forth in
Section 6.01(a) of the Merger Agreement shall have been satisfied, references in the Merger Agreement to "Merger Price" shall mean the sum of (a) $27.50 per share in cash plus (b) an additional amount per share in cash, rounded to the nearest cent, equal to (x) $27.50, multiplied by (y) 0.04, multiplied by (z) a fraction, the numerator of which is the number of days that shall have elapsed from the date upon which the condition set forth in Section 6.01(a) of the Merger Agreement shall have been satisfied to and including the Closing Date, and the denominator of which is 365. "Outside Date" shall mean July 22, 2004; provided, however, that if the Company does not have proxies on July 22, 2004 from the holders of a majority of the outstanding Shares in favor of the Merger, Outside Date shall mean July 29, 2004.

                  1.2 Amendment of Section 5.04(a). The second sentence of
Section 5.04(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  In furtherance of the foregoing, Parent shall, and shall cause its Subsidiaries to, take all such actions, including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries or, after the Effective Time, of the Company or of any of its Subsidiaries and (y) otherwise taking or committing to take actions that limit or would limit Parent's or its Subsidiaries' (including, after the Effective Time, the Company's and its Subsidiaries' as Subsidiaries of Parent) freedom of action with respect to, or its ability to retain, one or more of their respective businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing.

                  1.3 Amendment of Section 5.07(b). The first sentence of
Section 5.07(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  The Company agrees that, prior to the Effective Time, it shall not, directly or indirectly, and shall not permit or cause any of its Subsidiaries to, nor shall it authorize or permit any Company Representatives or any of its directors to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing non-public information or assistance) the making of any proposal or offer concerning an Acquisition Proposal or (ii) engage in any discussions or negotiations concerning, or provide any non-public information or data to any person relating to, an Acquisition Proposal, whether made before or after the date of this Agreement unless, after the date hereof and prior to the time that the condition set forth in Section 6.01(a) of this Agreement shall have been satisfied, (A) the Company receives a bona fide unsolicited written proposal that constitutes an Acquisition Proposal, (B) the Board in good faith reasonably determines, after consultation with its independent financial advisors, that such Acquisition Proposal may reasonably be expected to result in a Superior

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Acquisition Proposal, (C) the Board determines in good faith that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, (D) the Company (x) shall have provided at least 48 hours' advance written notice to Parent that it intends to take such action, together with the identity of the person making the Acquisition Proposal and the terms and conditions of such proposal and (y) shall have received from such person an executed customary confidentiality agreement containing terms no less stringent in all material respects, than those terms contained in the Confidentiality Agreement, including, in any event, a prohibition on such person from purchasing or otherwise acquiring any capital stock of the Company while such person is engaged in negotiations with the Company, provided that the Company shall promptly notify Parent if and when such prohibition is no longer in effect; provided, that such confidentiality agreement shall not contain any exclusivity provision or other term that would prevent the Company from consummating the transactions contemplated by this Agreement, and (E) the Company shall have made available to Parent the same nonpublic information being furnished to such person; provided, however, that nothing contained herein shall prevent the Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal or from making any disclosure to the stockholders of the Company as, in the good faith judgment of the Board (after consultation with outside counsel), is required by its fiduciary duties or under applicable law.

                  1.4 Amendment of Section 5.07(c). Section 5.07(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  (c) The Board (or any committee thereof) shall not (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Parent, the Company Board Recommendation (as defined in Section 5.08) other than as permitted pursuant to Section 5.07(e), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company or any of its Subsidiaries to enter into or approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal (an "Acquisition Agreement") unless (A) prior to the time that the condition set forth in Section 6.01(a) of this Agreement shall have been satisfied, the Board has received an Acquisition Proposal and within five business days of receipt of such Acquisition Proposal the Board has reasonably determined in good faith (after having consulted with outside legal counsel and its independent financial advisors) that such Acquisition Proposal is a Superior Acquisition Proposal and that it is necessary for the Board to terminate this Agreement or withdraw, modify or change the Company Board Recommendation in order for its directors to comply with their fiduciary duties under applicable law and (B) the Company has notified Parent in writing of the terms of the Superior Acquisition Proposal and the determinations described in clause (A) above and of its intent to take such action, and has taken into account any revised proposal made by Parent to the Company (a "Revised Parent Proposal") within three business days after Parent's receipt of such notice and the Board again has reasonably determined in good faith after consultation with its outside legal counsel and independent financial advisors that such Acquisition Proposal remains a Superior Acquisition Proposal. Notwithstanding any of the foregoing provisions of this Section 5.07
(c) or any other term or provision of this Agreement to the contrary, the Company shall not in any event enter into any Acquisition Agreement with any person (or any affiliate of such person or any person which was to have provided financing to such person in connection therewith) which had made an Acquisition Proposal that had, first, been determined to be a Superior Acquisition Proposal under clause (A) of the preceding sentence but which had been thereafter determined not to be a Superior Acquisition Proposal after Parent had made a Revised Parent Proposal under clause (B) of the preceding sentence.

                  1.5 Amendment of Section 5.09. Section 5.09 of the Merger Agreement is hereby amended by adding the following sentence at the end thereof:

                  Subject to the following sentence, the Company shall, through its Board, take all action necessary, in accordance with and subject to the DGCL and its certificate of incorporation and bylaws, to convene and hold, on July 22, 2004, a meeting of its stockholders constituting an adjournment of its 2004 annual meeting of stockholders to consider and vote upon the adoption and approval of this Agreement and the Merger (such meeting, the "Merger Meeting"). The Company shall not adjourn the Merger Meeting unless it does not have proxies on July 22, 2004 from the holders of a majority of the outstanding Shares in favor of the Merger or unless the Board determines in good faith (after consultation with outside legal counsel) that such action is required by applicable law.

                  1.6 Amendment of Section 7.01(d). Section 7.01(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  (d) by the Company, (i) if there shall have occurred, on the part of Parent or Merger Sub, a breach of any representation, warranty, covenant or agreement contained in this Agreement that (x) would result in a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (y) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice of such breach is given by the Company to Parent, or (ii) if, prior to the satisfaction of the condition set forth in Section 6.01(a), a third party, including any group, shall have made a Superior Acquisition Proposal and

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the Board has taken any of the actions referred to in clauses (i), (ii) or (iii)
of Section 5.07(c) (but only after compliance by the Board and the Company with the requirements of clauses (A) and (B) thereof);


                                   ARTICLE II
                                  MISCELLANEOUS

                  2.1 No Waiver. Nothing in this Amendment shall constitute a waiver by Parent, Merger Sub or the Company of any breach or default on the part of any party to the Merger Agreement.

                  2.2 Governing Law; Jurisdiction. The provisions of Section
8.05 of the Merger Agreement shall apply to this Amendment as if references to "Agreement" therein were to this Amendment.

                  2.3 No Other Agreements. This Amendment together with the Merger Agreement (as amended by this Amendment and including the documents and instruments referred to therein), the Confidentiality Agreement and the letter agreement dated April 23, 2004 between Parent and the Company constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

                  2.4 Effect. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the representations, warranties, terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue in full force and effect in accordance with their respective terms. For the avoidance of doubt, the execution, delivery and effectiveness of this Amendment shall not constitute a reaffirmation, remaking, withdrawal or modification as of the date of this Amendment of any of the representations, warranties or covenants of any party hereto.

                  2.5 Counterparts; Execution and Delivery by Facsimile. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Amendment may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof.


                            [Signature Page Follows]



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         IN WITNESS WHEREOF, the parties hereto caused this Amendment to be duly executed as of the date first above written.


                                          LUXOTTICA GROUP S.P.A.
                                          By: /s/ Leonardo Del Vecchio
                                             --------------------------------
                                             Name:  Leonardo Del Vecchio
                                             Title: Chairman


                                          COLORADO ACQUISITION CORP.
                                          By: /s/ Michael A. Boxer
                                             --------------------------------
                                             Name:  Michael A. Boxer
                                             Title: Secretary


                                          COLE NATIONAL CORPORATION
                                          By: /s/ Leslie D. Dunn
                                             --------------------------------
                                             Name:  Leslie D. Dunn
                                             Title: Senior Vice President